As filed with the Securities and Exchange Commission on June 29, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

INTAPP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	46-1467620 (I.R.S. Employer Identification No.)

3101 Park Blvd.

Palo Alto, CA 94306

(650) 852-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Intapp, Inc. Amended and Restated 2012 Stock Option and Grant Plan

Intapp, Inc. 2021 Omnibus Incentive Plan

Intapp, Inc. 2021 Employee Stock Purchase Plan

(Full title of the plans)

John Hall

Chief Executive Officer

Intapp, Inc.

3101 Park Blvd.

Palo Alto, CA 94306

(650) 852-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert Masella Doreen E. Lilienfeld Kristina Trauger Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022 212-848-4000	Steven Todd General Counsel Intapp, Inc. 3101 Park Blvd. Palo Alto, CA 94306 (650) 852-0400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share, each to be issued under the Intapp, Inc. Amended and Restated 2012 Stock Option and Grant Plan	14,374,616(2)(3)	$9.76(8)	$140,296,252.16	$15,306.32
Common Stock, par value $0.001 per share, each to be issued under the Intapp, Inc. 2021 Omnibus Incentive Plan	7,093,864(4)(5)	$28.00(9)	$198,628,192.00	$21,670.34
Common Stock, par value $0.001 per share, each to be issued under the Intapp, Inc. 2021 Employee Stock Purchase Plan	1,466,996(6)(7)	$23.80(10)	$34,914,504.80	$3,809.17
Total	22,935,476	—	$373,838,948.96	$40,785.83

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.001 per share (“Common Stock”) of Intapp, Inc. (the “Registrant”) that become issuable under the Registrant’s Amended and Restated 2012 Stock Option and Grant Plan (the “2012 Plan”), 2021 Omnibus Incentive Plan (the “2021 Plan”) or 2021 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding shares of Common Stock.
(2)	Represents 14,374,616 shares of Common Stock issuable upon the exercise of outstanding stock options granted under the 2012 Plan as of June 25, 2021.
(3)	To the extent that outstanding awards under the 2012 Plan are forfeited, canceled, reacquired by the Company, satisfied without the issuance of shares of Common Stock or are otherwise terminated (other than by exercise), the shares of Common Stock subject to these awards will be available for future issuance under the 2021 Plan. See footnote 4 below.
(4)	Represents 7,093,864 shares of Common Stock initially available for future issuance under the 2021 Plan, which consists of (a) 5,867,985 shares of Common Stock initially available for issuance under the 2021 Plan, (b) 893,072 shares of Common Stock previously reserved but unissued under the 2012 Plan as of June 25, 2021 that are now available for issuance under the 2021 Plan and (c) 332,807 shares of Common Stock authorized by the board of directors of the Registrant (the “Board”) for issuance under the 2012 Plan but not included in the pool of shares available for issuance under the 2012 Plan that are now available for issuance under the 2021 Plan. To the extent that outstanding awards under the 2012 Plan are forfeited, canceled, reacquired by the Company, satisfied without the issuance of shares of Common Stock or are otherwise terminated (other than by exercise), such shares of Common Stock subject to such awards will be available for future issuance under the 2021 Plan.
(5)	The number of shares of Common Stock reserved for issuance under the 2021 Plan shall be cumulatively increased starting on July 1, 2022 and each July 1 thereafter, through (and including) July 1, 2031, by a number of shares of Common Stock of up to 5% of the number of shares of Common Stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30. This explanation is provided for information purposes only. These shares are not being registered on this Registration Statement.
(6)	Represents 1,466,996 shares of Common Stock initially available for future issuance under the ESPP.
(7)	The number of shares of Common Stock reserved for issuance under the ESPP shall be cumulatively increased starting on July 1, 2022 and each July 1 thereafter, through (and including) July 1, 2031, by the lesser of: (a) one percent of the number of shares of Common Stock issued and outstanding calculated on a fully-diluted basis on the immediately preceding June 30 or (b) such lesser number of shares of Common Stock as determined by the person(s) appointed by the Board to administer the ESPP. This explanation is provided for information purposes only. These shares are not being registered on this Registration Statement.

(8)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $9.76 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2012 Plan.
(9)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the maximum initial public offering price of $28.00 per share of Common Stock set forth on the cover page of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2021.
(10)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the maximum initial public offering price of $28.00 per share of Common Stock set forth on the cover page of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2021, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference to this Registration Statement:

(a)	Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed on June 24, 2021 (File No. 333-256812), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b)	The Registrant’s prospectus to be filed by July 1, 2021, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-256812).
(c)	The description of the Registrant’s Common Stock, which is contained in the Registrant’s Registration Statement on Form 8-A filed on June 28, 2021 (File No. 001-40550) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing or furnishing of such documents; provided, however, that information deemed to have been furnished and not filed shall not be deemed to be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

See the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on June 28, 2021 (File No. 001-40550).

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated bylaws that will be in effect immediately prior to the completion of the initial public offering provide that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses (including attorneys’ fees) incurred by a current or former director or officer of the Registrant in advance of the final disposition of any action, suit or proceeding, subject to limited exceptions.

The Registrant intends to enter into separate indemnification agreements with each of its directors and executive officers. These indemnification agreements will require the Registrant, among other things, to indemnify, to the fullest extent permitted by law, its directors and executive officers against any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with the approval of the Registrant and counsel fees and disbursements and any liabilities incurred as a result of acting on the Registrant’s behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. These indemnification agreements also require the Registrant to advance any expenses incurred by its directors and officers as a result of any proceeding against them as to which they could be indemnified and to obtain and maintain directors’ and officer’s insurance.

The Registrant maintains insurance policies that provide coverage to its directors and executive officers against loss arising from claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit Number	Description
4.1	Form of Amended and Restated Certificate of Incorporation of the Registrant (1)
4.2	Form of Amended and Restated Bylaws of the Registrant (1)
5.1*	Opinion of Shearman & Sterling LLP
23.1*	Consent of Shearman & Sterling LLP (contained in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm
24.1*	Power of Attorney (contained on the signature page hereto)
99.1*	Intapp, Inc. Amended and Restated 2012 Stock Option and Grant Plan
99.2*	Intapp, Inc. 2021 Employee Stock Purchase Plan
99.3*	Intapp, Inc. 2021 Omnibus Incentive Plan
99.4*	Form of Restricted Share Unit Award Agreement under the 2021 Omnibus Incentive Plan
99.5*	Form of Performance Share Unit Award Agreement under the 2021 Omnibus Incentive Plan
99.6*	Form of Stock Option Award Agreement under the 2021 Omnibus Incentive Plan

* Filed herewith.

(1) Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Registration Statement No. 333-256812) filed with the Commission on June 21, 2021.

Item 9.	Undertakings.

(1) The undersigned Registrant hereby undertakes:

(a)       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Palo Alto, California, on this 29th day of June, 2021.

INTAPP, INC.

By:   /s/ Stephen Robertson
Name: Stephen Robertson

Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Hall and Stephen Robertson, each as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John Hall	Chief Executive Officer and Director (principal executive officer)	June 29, 2021
John Hall

/s/ Stephen Robertson	Chief Financial Officer (principal financial officer)	June 29, 2021
Stephen Robertson

/s/ Kalyani Tandon	Chief Accounting Officer (principal accounting officer)	June 29, 2021
Kalyani Tandon

/s/ Chris Gaffney	Director	June 29, 2021
Chris Gaffney

/s/ Derek Schoettle	Director	June 29, 2021
Derek Schoettle

/s/ Mukul Chawla	Director	June 29, 2021
Mukul Chawla

/s/ Charles Moran	Director	June 29, 2021
Charles Moran